Exhibit 99.1

Crawford & Company®

5335 Triangle Parkway NW

Peachtree Corners, GA 30092

FOR IMMEDIATE RELEASE

Dame Inga Beale Elected to Crawford & Company® Board of Directors

Crawford reaffirms commitment to board diversity

ATLANTA (February 17, 2020) The board of directors of Crawford & Company® (NYSE: CRD-A and CRD-B), the world’s largest publicly listed independent provider of claims management and outsourcing solutions to carriers, brokers and corporates, today announced the election of Dame Inga Beale as an independent director, effective February 11, 2020.

“Inga brings an array of international insurance carrier experience that will positively impact Crawford strategy going forward,” said Harsha V. Agadi, president and CEO of Crawford & Company. “She will provide insights, counsel and perspectives that will complement those of the existing board members and from which Crawford will benefit. I look forward to partnering with Inga as we continue to deliver on our mission of restoring and enhancing lives, business and communities across the globe.”

Beale is the former CEO of Lloyd's of London, a post she held for five years before stepping down in 2018. She was the first female CEO in the global insurance and reinsurance market's 325-year history. Beale started her career at Prudential Assurance Company in London and is trained as an underwriter specializing in international treaty reinsurance. She worked for General Electric’s insurance division for 14 years where she held numerous management roles, including leadership roles in Kansas City, Paris and Munich. Beale then headed Swiss reinsurer Converium, where she spearheaded a company turn around. In 2008, she joined Zurich Insurance Group as a member of their Group Management Board. The following year she was named the group's Global Chief Underwriting Officer. From 2012-13, she was the Group CEO at the privately held Lloyd's insurer Canopius. Beale is a Chartered Insurer and studied economics and accounting at Newbury College, Berkshire England and was appointed Dame Commander of the Order of the British Empire (DBE) in the 2017 New Year Honours for services to the economy.

Crawford & Company®

5335 Triangle Parkway NW

Peachtree Corners, GA 30092

Crawford has long recognized the value of maintaining a more inclusive board of directors and proudly celebrates the legacy of Virginia Crawford, the company’s first female director. “With the election of Dame Inga, Crawford now has three female directors on its nine-strong board and proudly joins other leading companies who have taken the important step of having at least three female directors,” stated Charlie Ogburn, non-executive chairman of the Crawford & Company board.

About Crawford®

Based in Atlanta, Crawford & Company (NYSE: CRD-A and CRD-B) is the world’s largest publicly listed independent provider of claims management and outsourcing solutions to insurance companies and self-insured entities with an expansive global network serving clients in more than 70 countries. The Company’s two classes of stock are substantially identical, except with respect to voting rights and the Company’s ability to pay greater cash dividends on the non-voting Class A Common Stock (CRD-A) than on the voting Class B Common Stock (CRD-B), subject to certain limitations. In addition, with respect to mergers or similar transactions, holders of CRD-A must receive the same type and amount of consideration as holders of CRD-B, unless different consideration is approved by the holders of 75 percent of CRD-A, voting as a class. More information is available at www.crawco.com.

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Media Contacts:

Lynn Cufley

Crawford & Company

+44 207 265 4067

Lynn.Cufley@crawco.co.uk

Kiara Reynolds-Westry

Crawford & Company

Kiara_reynolds-westry@us.crawco.com

Phone: 404-300-1617